Exhibit 99(a)(26)

Certain statements in this script that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the US Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance. These forward-looking statements appear in a number of different places in this script and can be identified by words such as “may,” “estimates,” “projects,” “expects,” “intends,” “believes,” “plans,” “anticipates,” “continue,” “growing,” “expanding,” or their negatives or other comparable words. They contain predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and, in particular, predictions related to the future market for Wavecom shares and ADSs and the liquidity of Wavecom shares and ADSs. The accuracy of these forward-looking statements depends on many risks, uncertainties, assumptions and other factors, known or unknown which could cause substantial differences between actual results, performances, achievements, and developments and the ones that were anticipated in our forward-looking statements. These risk factors and others are discussed in greater detail in Sierra Wireless’ and Wavecom’s respective filings and reports with the Securities and Exchange Commission (the “SEC”) in the United States, the Provincial Securities Commissions in Canada and the AMF. Other risks and uncertainties include, notably, the risk that the price of the Wavecom shares will drop considerably from their current levels. All forward-looking statements are covered by these cautionary statements and speak only as of the date they are made.

Wavecom security holders and other investors should read carefully the filed documents listed below, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offers.

Copies of the “note d’information” approved by the AMF under visa no. 09-002 dated January 6, 2009, as well as the “other information document,” are available on the Sierra Wireless, Inc. website (www.sierrawireless.com) and the AMF website (www.amf-france.org) and can be obtained for free from Lazard Frères Banque, 121 boulevard Haussmann, 75008 Paris.

Copies of the “note en réponse” approved by the AMF under visa no. 09-003 dated January 6, 2009, as well as the “other information document,” are available on the Wavecom website (www.wavecom.com) and the AMF website (www.amf-france.org) and can be obtained for free from Wavecom, 3, esplanade du Foncet, 92442 Issy-les-Moulineaux and Merrill Lynch Capital Markets (France) SAS, 112, avenue Kléber, 75761 Paris.

Copies of the Tender Offer Statement on Schedule TO filed by Sierra Wireless France and the Schedule 14D-9 filed by Wavecom with the SEC are available from the SEC’s website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless France SAS will also be available for free at Sierra Wireless’ website (www.sierrawireless.com) and at Wavecom’s website (www.wavecom.com).

US holders of shares and OCEANEs may not tender their securities to the offer in France. In addition, holders of ADSs, wherever located, may not tender their shares to the offer in France. US holders of shares, OCEANEs and ADSs, wherever located, may only tender their shares, OCEANEs and ADSs to the offer in the United States. Further information about the offer in the United States is available free of charge at the SEC website (www.sec.gov).

(Unofficial English translation of the script for an outbound calling program directed only at shareholders in France. Original in French.)

OUTBOUND CALLS TO RETAIL SHAREHOLDERS OF WAVECOM IN FRANCE

SCRIPT

“Hello,

I am                      and I am calling from the Wavecom shareholders’ information center.

I am calling with respect to Sierra Wireless France’s tender offer for Wavecom shares to ensure that you have received all necessary information to make a decision.

As you may recall, the first offering period closed on February 12, 2009, and Sierra Wireless now holds, directly or indirectly, more than 90% of Wavecom’s capital. The tender offer was clearly a success.

In accordance with applicable regulations, the offer has been reopened until March 31, 2009, which gives you one last opportunity to tender your shares.

If the shares remain listed on Euronext following the close of the subsequent offering period, there is a significant probability that the price of the shares will drop considerably from their current levels as a result of low liquidity and the deterioration of the economic environment and capital markets since the offer was first announced.

As a reminder, Sierra Wireless France is offering to pay €8.50 in cash per ordinary Wavecom share and €31.93 (plus accrued but unpaid interest) per OCEANE tendered to the offer.

If you have not received all the information necessary to make a decision you may contact your usual financial intermediary before the close of the offer.

For more information, you may also call the following toll-free number: 00800 5464 5464.

Thank you very much for your time and attention”